Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement No. 333-144458 on Form S-8 of our report dated March 16, 2011 (September 2, 2011 as to the effects of the restatement discussed in Note 27) relating to the consolidated financial statements of ChinaCast Education Corporation, its subsidiaries and its variable interest entity (collectively, the "Company") and the related financial statement schedule included in Schedule I (which report expresses an unqualified opinion and includes explanatory paragraphs relating to i) the restatement discussed in Note 27 and ii) the convenience translation of Renminbi amounts into U.S. Dollar amounts in the financial statements), and our report dated March 16, 2011, relating to the effectiveness of the Company's internal control over financial reporting as of December 31, 2010 (which report expresses an adverse opinion on the effectiveness of the Company's internal control over financial reporting because of two material weaknesses), appearing in the Annual Report on Form 10-K/A of ChinaCast Education Corporation dated September 2, 2011 for the year ended December 31, 2010.

Deloitte Touche Tohmatsu CPA Ltd.
Beijing, People’s Republic of China
September 2, 2011